Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-68171 on Form S-8 dated December 1, 1998, in the Registration Statement No. 333-80163 on Form S-8 dated June 8, 1999, in Registration Statement No. 333-64286 of Form S-3 dated June 29, 2001, in Registration Statement No. 333-89016 on Form S-8 dated May 24, 2002 of Knight-Ridder, Inc. and in the related Prospectuses, of our report dated January 21, 2003, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc. included in this Annual Report (Form 10-K) for the year ended December 29, 2002.

/s/ ERNST & YOUNG LLP

San Jose, California March 3, 2003

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